EXHIBIT 10.3

IMMUCELL CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

On January 27, 2026 (the “Grant Date”) and pursuant to the Company’s 2025 Stock Option and Incentive Plan (the “2025 Plan”), ImmuCell Corporation, a Delaware corporation (the “Company”), granted to Paul Olivier te Boekhorst (the “Optionee”), a Stock Option (this “Option”) to purchase One Hundred Ten Thousand (110,000) shares of common stock of the Company at the price of $$6.265 per share, such price being equal to the Fair Market Value (as defined in the 2025 Plan) of the common stock on the Grant Date.

The Optionee and the Company are parties to that certain Employment Agreement dated as of September 29, 2025 (the “Employment Agreement”).

This Option shall be treated as an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, with the balance treated as a nonqualified stock option. If for any reason the 2025 Plan has not been duly approved by vote of the Corporation’s stockholders by December 31, 2026, then unless the Company determines otherwise, and consistent with applicable Nasdaq listing rules for equity compensation grants, this Option shall be deemed cancelled. Except as otherwise expressly stated herein, this Option (whether or not treated in whole or in part as an incentive stock option) is granted subject to all of the terms and conditions of the 2025 Plan.

1.         EXERCISE.

This Option is not immediately exercisable but rather shall become exercisable as follows:

(i)

This Option shall vest at such time that the Company’s net operating income for four consecutive calendar quarters, as determined by the Company’s internal financial statements and confirmed by the Audit Committee, equals or exceeds 300% of the Company’s audited net operating income for its 2025 fiscal year (the “Target”); provided, that the Option shall only vest pursuant to this Section 1(i) if the Optionee is employed by the Company at the time the Target is achieved.

(ii)	In the event of a “Change in Control” (as defined in the Employment Agreement), the Optionee’s right to purchase Shares subject to this Option shall vest immediately.

(iii)

If the Company terminates the Optionee’s employment without Cause (as defined in the Employment Agreement) (other than for death or disability) or if the Optionee terminates his employment for Good Reason (as defined in the Employment Agreement), then this Option, if unvested at the time of termination, shall immediately accelerate and become fully vested and exercisable as of the termination date.

The purchase price for the shares purchased upon exercise of this Option shall be paid in cash or certified check or, at the discretion of the Committee (as defined in the 2025 Plan), by any other means permitted under the 2025 Plan. As soon as practicable following an exercise of this Option by delivery to the Company of the exercise price, the Company shall provide the Optionee with a certificate for the shares being purchased. Such certificate shall have endorsed thereon any legends the Company deems advisable under federal or state securities laws.

If the Company, in good faith, determines that an exercise of this Option, or a resale of Shares receivable upon exercise, triggers a withholding obligation under federal, state, or local tax laws, the Optionee shall make provision for payment of any such withholding deemed owed by him. The Company shall have the right, in its discretion, to set off all or any part of such withholding obligation against payments otherwise to be made to the Optionee, including without limitation payments of salary or severance compensation.

2.         NON-TRANSFERABILITY.

Except as otherwise provided in the 2025 Plan, this Option is not transferable by the Optionee.

3.         TERMINATION OF OPTION.

Unless earlier terminated pursuant to the 2025 Plan, this Option shall terminate 10 years after the Grant Date, on January 27, 2036, and may not be exercised after that date.

Following a termination of employment (including by death or disability), the period of exercisability of this Option shall be governed by the 2025 Plan. Provided, however, that if the Company terminates the Optionee’s employment without Cause (other than for death or disability) or if the Optionee terminates his employment for Good Reason, then the period of exercisability for any portion of the Option then-vested (by acceleration or otherwise) shall be deemed extended to the date which is 6 months after the termination date. No such extension, however, shall have the effect of extending the termination date of the Option.*

4.         ACKNOWLEDGMENT OF OPTIONEE.

The Optionee hereby accepts the grant of this Option and agrees to be bound by its terms and provisions. The Optionee further acknowledges that he has received a copy of the 2025 Plan, has read and understood the same, and agrees to be bound by its terms, conditions, and restrictions except as otherwise expressly provided herein.

5.         DATE OF OPTION.

This Option is granted on and as of the Grant Date.

IMMUCELL CORPORATION

By:

Name: Timothy C. Fiori

Its: Chief Financial Officer

THE OPTIONEE:

Olivier te Boekhorst

Signature Date: January 27, 2026 (effective as of the Grant Date)